Exhibit 99

Wednesday 27 July 2011

Embargoed until 7am

Carphone Warehouse Group plc

Interim Management Statement for Q1 2011-12

In line with guidance given in June, no change to forecasts

•                  CPW Europe Q1 LFL sales down 3.3%, affected by the shift to 24 month contracts in the UK, with positive LFL sales growth in the rest of Europe

•                  Best Buy Mobile US Q1 connections up 12.3% to 1.6m; LFL sales growth for 3 months to the end of May up 28%*, driven by strong postpay sales

•                  Virgin Mobile France delivers strong net additions of 68,000 for the quarter

•                  Re-iterating financial guidance for the full year

*already reported within Best Buy fiscal first quarter results

Roger Taylor, CEO, said:

“Our first quarter trading is very much in line with our expectations and means we can reaffirm the financial guidance given for the full year to March 2012.

In the UK, as expected, the shift to 24 month contracts, and a continuing weak prepay market, affected Carphone Warehouse sales, but we saw an encouraging performance from continental Europe, as we continued to drive smartphone penetration across the CPW Europe estate. We remain excited about the opportunities provided by our ‘Wireless World’ store format, which is ideally suited to offer a wider range of products, including tablets — another area of potentially significant growth for the core retail business.

Best Buy Mobile continues to resonate well with the US consumer and to grow market share. Despite a very tough comparative period, the business generated strong revenue growth, particularly through continued growth of postpay volumes and the development of ancillary sales. Best Buy Mobile’s market share in the smartphone segment has grown significantly over the last six months, and we look forward to a compelling 4G product pipeline.

In Virgin Mobile France the momentum seen in the final quarter of the prior financial year has continued into this year with net customer additions of 68,000, bringing us very close to our long-standing 2 million customer target at June, and through it in July. We are now embarking on our move towards a full MVNO infrastructure which should enable us to enhance our customer proposition even further.

As stated in June we continue to evaluate the next steps in our multi-format/multi-channel consumer electronics strategy.

Altogether, a very satisfactory start to the year.”

Best Buy Europe

Best Buy Europe has three main operations: CPW Europe, Europe’s largest independent mobile retailer; a profit share in Best Buy’s mobile phone retailing operations in the US; and Best Buy UK, our ‘Big Box’ consumer electronics stores and online platform in the UK.

CPW Europe

As previously highlighted, Q1 was affected by the shift from 18 month to 24 month contracts in the UK and a continuing weak prepay market. Total connections were down 5.5% and like-for-like sales declined by 3.3%. Within this the performance in continental Europe was particularly encouraging with successful smartphone promotions driving positive like-for-like sales growth, building on the improved performance noted in Q4 last year.

We also saw the first material impact of tablet sales in the quarter, driven by some exciting product launches and the take-up of smartphone tethered bundles. Our ‘Wireless World’ format is ideally suited to offer a wider range of products, including tablets. The roll-out of this format remains a key focus and is progressing well. Those stores converted to date are producing excellent customer feedback and strong financial returns.

Best Buy Mobile US

Best Buy Mobile delivered strong like-for-like sales growth in the quarter, against a tough comparative period, which included some of the biggest product launches of last year. This growth was driven by continued momentum on postpay smartphones, and strong performance on accessories and services. As anticipated, the prepay market was relatively subdued and total connections grew by 12.3% to 1.6m. Best Buy Mobile continues to grow market share in the US and will benefit from the compelling 4G product pipeline.

Best Buy UK

We are in the process of evaluating the next steps in our multi-format/multi-channel consumer electronics strategy and will update the market in due course.

Virgin Mobile France

France’s leading MVNO had another good quarter with net customer additions of 68,000 and total revenue growth of 16.4% from €93m to €108m. The business continues to benefit from a wide range of smartphones and creative marketing campaigns. Since the quarter-end Virgin Mobile France has broken through its long-standing target of 2 million customers.

Outlook

At our results presentation in June, we explained that 2011-12 is a year of transition, with uncertainties around the prepay market, a negative impact from 24 month contracts in the UK, and changes within our German business. However, we are also beginning to see some real positives from the ‘Wireless World’ format and improved network commercial terms. We expect these positives to continue to grow into 2012-13. We remain confident in the guidance we set out in June and believe that the business is well positioned strategically and operationally to capitalise on the strong product cycle we continue to experience.

Conference call

There will be a conference call for investors and analysts at 9.00 am this morning. The call will also be broadcast on our website, www.cpwplc.com.

Dial-in details - UK/International: +44 (0)20 7136 6283, USA: +1 888 935 4575, passcode 8343982. A replay will be available until midnight, 4 August 2011.

Replay dial-in details - UK/International +44 (0)20 7111 1244, USA +1 347 366 9565, passcode 8343982#.

Next announcement

The Group will publish its Q2 trading and Interim Results on 8 November 2011.

For further information

For analyst and institutional enquiries

Roger Taylor, CEO	07715 170 090

Nigel Langstaff, CFO	07802 210 248

Kate Ferry, IR Director	07748 933 206

For media enquiries

Shane Conway, Head of PR, Best Buy Europe	07932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)	07973 611 888

020 7638 9571

Further operating and financial information

Best Buy Europe (100% basis)

	13 weeks to 2 July 2011
	2011	2010	% change
Revenue
Total (£m)	756	794	(4.8)%
CPW Europe LFL (constant currency)			(3.3)%

Connections (000s)
CPW Europe / Best Buy UK	2,536	2,685	(5.5)%
Best Buy Mobile US	1,602	1,427	12.3%

	At 2 July 2011
	2011	2010	% change
Store numbers

CPW Europe
Own stores	2,167	2,223	(2.5)%
Franchises	271	213	27.2%
Total stores	2,438	2,436	0.1%

Best Buy Mobile US
SWAS	1,104	1,086	1.7%
SAS	204	90	126.7%
Total stores	1,308	1,176	11.2%

Best Buy UK
Total stores	10	3	233.3%

Virgin Mobile France (100% basis)

	3 months to 30 June 2011
	2011	2010	% change
Revenue (€m)	108	93	16.4%

	At 30 June 2011
	2011	2010	% change
Customer base (000s)	1,985	1,695	17.1%